Exhibit 10.1

WARRANT SURRENDER AGREEMENT

January 31, 2021

Leisure Acquisition Corp.
250 West 57th Street, Suite 415
New York, New York 10107

Re: Surrender of Warrants

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Leisure Acquisition Corp., a Delaware corporation (“LACQ”), Ensysce Biosciences, Inc., a Delaware corporation (“Ensysce”), and EB Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of LACQ (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and conditional upon the Merger Agreement being legally binding, the undersigned hereby agree that:

On the Closing Date, but in any event immediately prior to the Merger Effective Time, each of the undersigned shall (and, subject only to the consummation of the Closing hereby does) irrevocably surrender, forfeit and consent to the termination and cancellation, in each case for no consideration and without further right, obligation or liability of any kind or nature on the part of LACQ, the Company or Merger Sub, of a number of LACQ Placement Warrants equal to the amount set forth opposite such entity’s name on Schedule I hereto (collectively, the “Forfeited Warrants”). Effective as of the Merger Effective Time, the Forfeited Warrants shall be automatically and immediately cancelled.

This Letter Agreement shall terminate, and have no further force and effect, if the transactions contemplated by the Merger Agreement are not consummated or the Merger Agreement is validly terminated in accordance with its terms prior to the Closing.

This Letter Agreement, and all matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in tort or contract) or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

This Letter Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

MLCP GLL FUNDING LLC

/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Authorized Signatory

HYDRA LAC, LLC

/s/ A. Lorne Weil
Name:	A. Lorne Weil
Title:	Authorized Signatory

Accepted and Agreed:

Leisure acquisition corp.

By:	/s/ George Peng
Name:	George Peng
Title:	Chief Financial Officer

SCHEDULE I

Holder	Number of Forfeited Warrants
MLCP GLL Funding LLC	250,000
Hydra LAC, LLC	250,000